FORM 8-K  Exhibit 10.1
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                      TRT PROJECT JOINT-OPERATION AGREEMENT


THIS JOINT-OPERATION AGREEMENT (hereinafter "Agreement"), is made and entered into as of this First day of February, 2007, subject to the approval by Board of Directors of both Parties and their mother companies if applicable, by and between:

Shanghai TCH Data Technology Co. Ltd. ("TCH"), a company duly organized and existing under the laws of the People's Republic of China and having its principal executive office at Suite 301, No.689, East Laoshan Road, Pudong New District, Shanghai, People's Republic of China;

                                       And

Xi'an Yingfeng Science and Technology Co., Ltd. ( "Yingfeng"), a company duly organized and existing under the laws of the People's Republic of China and having its principal executive office at Chang'an International Square, Suite B, Room 909, No. 88, Nan-Guan-Zheng Street, Xi'an City, Shaanxi Province, People's Republic of China, Postal Code: 710068;

          (TCH and Yingfeng shall individually be referred to as a "Party", and collectively as the "Parties".)

                                   WITNESSETH:

WHEREAS, Both Parties are duly organized under the applicable laws and regulations and have full authority and power to negotiate, enter and execute business contracts and agreements; and

WHEREAS, Both Parities have experiences and expertise in designing, constructing and operating top gas recovery turbine systems ("TRT"); and

WHEREAS, On September 26, 2006, Yingfeng entered the "Contract To Design and Construct TRT Project" ("Project Contract") with Xingtai Iron and Steel Company.,Ltd. ("Xingtai") to design and construct a TRT system for Xingtai (Please see Exhibit A to this Agreement or Exhibit 10.2 to this Form 8-K for the full text of the Project Contract between Yingfeng and Xingtai); and

WHEREAS, Yingfeng and TCH would jointly pursue the TRT Project specified in the aforementioned Project Contract. TCH would provide the necessary investment and properties including cash, hardware, software, major components, and equipments; Yingfeng would provide the expertise, skills and manpower in designing, installation, maintenance and operation of the TRT system; and

NOW, THEREFORE, intending to be bound, the Parties hereto agree as follows:


                        ARTICLE 1. RIGHTS AND OBLIGATIONS

SECTION 1.01.
     TCH and Yingfeng agree to jointly pursue the project of designing, constructing, installing, maintaining and operating TRT system for Xingtai ("Joint Project").

SECTION 1.02 The Rights and Obligations of TCH.
     TCH provide the investment and properties in the TRT Project, including cash, hardware, software, equipments, components, and devices that are set forth in the Project Contract as necessary and needed in constructing and operating the TRT system. The detailed list of the hardware, software, equipments, components, and devices to be invested by TCH will be presented in the "Property Item List" recognized and confirmed by both Parties. The Property Item List will be prepared by TCH and submitted for approval by both Parties prior to the actual construction and installation of the TRT system. The items listed in the Property Item List will include, but no limited to, tangible and intangible properties.

     TCH shall also:

     (1) Remain in possession of the titles to the investment and properties such as hardware, software, equipments, components, and devices invested by TCH in the Joint Project, which are listed in the "Property Item List". TCH also has the right to transfer and divide the aforementioned properties.
     (2) Have all the rights, titles, benefits and interests that Yingfeng originally had under the Project Contract including the payment made by Xingtai for the TRT system and other property rights and interests specified in the Project Contract, except for those rights, titles, benefits and interests set forth in Section 1.03 of this Agreement.
     (3) Have the right to monitor and oversee Yingfeng's conducts in designing, constructing, installing, maintaining and operating the TRT system.
     (4) Have the ownership of all the patents and intellectual property rights that developed by Yingfeng in its course of pursuing the Joint Project.
     (5) May terminate this Agreement if TCH obtains all the necessary Chinese governmental approval and certifications required for pursuing TRT projects independently.
     (6) Bear the risk of loss or damage to the properties and capital invested by TCH in the Joint Project.
     (7) Make monthly payment of Thirty Thousand RMB Yuan (RMB (Y) 30,000.00) to Yingfeng as the compensation for Yingfeng's efforts in managing TCH's properties in the Joint Project.
     (8) Reimburse Yingfeng for the costs and expenses incurred in the regular maintenance and operation of the Joint Project within one week after receiving the expense invoice from Yingfeng.

     TCH shall not be required or obligated in any manner to observe, perform or fulfill any of the conditions or obligations in the Project Contract that are not specifically imposed on TCH by this Section.

SECTION 1.03. The Rights and Obligations of Yingfeng.
     Yingfeng provides the technical and engineer team, expertise, skills, and all the manpower to design, construct, install, maintain and operate the TRT system specified in the Project Contract.

     Yingfeng shall:

     (1) Undertake necessary steps and measures in maintaining and upgrading the TRT system upon the written consent of TCH.

     (2) Enter and execute supplemental agreements and contracts with Xingtai for purpose of carrying out the Joint Project.
     (3) Exercise the right and power to designate or remove the personnel on the work positions in the Joint Project, choose the component suppliers and vendors and take other actions necessary to carry out the Joint Project.
     (4) Maintain the intactness and safety of the properties that TCH invests and owns in the Joint Project and make reasonable efforts to maintain and manage the properties invested and owned by TCH in the Joint Project.
     (5) Have the entitlement to the monthly payment of Thirty Thousand RMB Yuan (RMB (Y) 30,000.00) made by TCH, as compensation for Yingfeng's efforts in managing TCH's properties in the Joint Project.
     (6) Have the rights to be reimbursed by TCH for the cost and expenses incurred in the regular maintenance and operation of the Joint Project within one week after TCH received the expense invoice from Yingfeng.
     (7) Refrain from assigning, delegating, or transfering any of the obligations or rights set forth in this Agreement without TCH's express consent.
     (8) Transmit to TCH all the payments made by Xingtai for the TRT system pursuant to the Project Contract within Two (2) days after receiving them from Xingtai if Xingtai directly wires the payments to Yingfeng's account.
     (9) Provide to TCH a detailed status report of the Joint Project without concealing or misrepresent any material fact or incident.
     (10) Coordinate and address all the issues involving Xingtai in the pursuit of the Joint Project, such as issues regarding suppliers and vendors, etc.
     (11) Pay the tax associated with the Joint Project.

     Yingfeng also remains fully liable under the Project Contract to observe, perform and fulfill all other conditions and obligations in the Project Contract that are not listed above and are not imposed on TCH by Section 1.02 of this Agreement.



                    ARTICLE 2. REPRESENTATIONS AND WARRANTIES

SECTION 2.01.
     TCH hereby represents,  warrants, and agrees that:
     (1)  It is duly organized under the applicable laws and regulation;
     (2)  It is in good standing;
     (3) It has all the necessary power, right and authorization to enter and execute this Agreement.

SECTION 2.02.
     Yingfeng hereby also represents, warrants and agrees that the Project Contract are in full force and effect. Yingfeng further represents, warrants, and agrees that:
     (1)  It is duly organized under the applicable laws and regulation;
     (2)  It is in good standing;
     (3) It has all the necessary power, right and authorization to enter and execute this Agreement.


                         ARTICLE 3. TERM AND TERMINATION

SECTION 3.01.Term.
     This Agreement and the Joint Project will become fully effective upon the final approval by the Board of Directors of both Parties and will continue in effect thereafter until February 01, 2012, unless otherwise terminated pursuant to Section 3.02 of this Agreement. Both Parties may take certain preliminary actions to make preparation for the Joint Project prior to the final approval by the Board, including selecting and purchasing necessary components and software for TRT system, organizing and training the technician team for the Joint
Project and developing the construction and installation plan for the TRT system.

SECTION 3.02. Termination.

     This Agreement may be terminated as follows:

     (1) In the event that Yingfeng fails to perform its obligation to transmit the payments to TCH as required in Section 1.03(8) of this Agreement, causing TCH material loss, and fails to make any remedy within two months after receipt of written notice from TCH specifying such failure, Yingfeng is deemed in material breach of this Agreement and TCH may choose to terminate this Agreement by notifying Yingfeng in writing and Yingfeng shall be liable for all the damages caused by its breach.
     (2) In the event that TCH fails to perform its obligation to make the payment to Yingfeng as required in Section 1.02(7) of this Agreement, causing Yingfeng material loss, and fails to make any remedy within two months after receipt of written notice from Yingfeng specifying such failure, TCH is deemed in material breach of this Agreement and Yingfeng may choose to terminate this Agreement by notifying TCH in writing and TCH shall be liable for all the damages caused by its breach.
     (3) In the event that either Party fails in any material respect to observe or perform its obligations under this Agreement, which failure is not remedied in a reasonable time, after receipt of written notice from the other Party specifying such failure, this Agreement shall automatically terminate.
     (4) Either Party may, at its option, terminate this Agreement without cause, effective at any time after the date first written above, upon giving at least Thirty (30) days prior written notice of such termination to the other Party.
     (5) Upon the completion of the Term set forth in Section 3.01 of this Agreement.

SECTION 3.03. Force Majeure.
     Notwithstanding any other provision of this Agreement, if either TCH or Yingfeng is delayed in or prevented from fulfilling any of its obligations hereunder by reason of any cause beyond its reasonable control (including, but not limited to acts of God, fire, third party strike, flood, delay of transportation or inability to obtain necessary raw materials through normal commercial channels), then that party will not be liable under this Agreement for damages resulting from such delay or failure. Each Party will promptly notify the other upon becoming aware of the occurrence of any such cause and will use its reasonable best efforts to minimize any resulting delay in or interference with the performance of its obligations hereunder.


                          ARTCLE 4. MISCLEANOUS MATTERS

SECTION 4.01. Confidential Information and Publicity.
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     From  time to time  during  the term of this  Agreement  either  Party  may disclose or make available to the other Confidential Information in connection with activities contemplated hereunder. Except as may be required by law or as may be reasonably necessary to enforce rights hereunder, each Party agrees that during the term of this Agreement and thereafter (a) it will use Confidential Information belonging to the other solely for the purpose(s) of this Agreement and (b) it will not disclose Confidential Information belonging to the other to any third party without the express prior written consent of the disclosing party. Each party further agrees that except as reasonably necessary for performance hereunder or otherwise expressly required by law, it will not publicly announce or otherwise disclose any of the terms and conditions of this Agreement without the express prior written consent of the other.

SECTION 4.02. Governing Law; Successors and Assigns.
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     This Agreement  shall be governed and construed in accordance with the laws of the People's Republic of China and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the Parties

SECTION 4.03. Entire Agreement.
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     This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes and replaces any prior agreement or understanding between the Parties with respect to the Assignment. No changes, alterations or modifications hereto shall be effective unless made in writing and signed by all the Parties.

SECTION 4.04. Headings and Counterparts.
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     The  headings of the Sections of this  Agreement  are for  convenience  and shall not by themselves determine the interpretation of this Agreement. This Agreement may be executed in any number of counterpart copies, all of which copies shall constitute one and the same instrument.

SECTION 4.05. Independent Counsel.
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     The Parties each  acknowledges  that this  Agreement  has been  prepared on behalf of TCH by Bernard & Yam, LLP, counsel to TCH, and that Bernard & Yam, LLP is not representing, and is not acting on behalf of, Yingfeng in connection with this Agreement. Yingfeng has been provided with an opportunity to consult with its own counsel and its own business, securities and tax advisors with respect to this Agreement.


     IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date first above written.

SIGNATURE

By:

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                        /s/Hanqiao Zheng
                         Hanqiao Zheng
             Shanghai TCH Data Technology Co., Ltd.


By:

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                         /s/Geyun Wang
                           Geyun Wang
        Xi'an Yingfeng Science and Technology Co., Ltd.